CODE OF ETHICS

Stone Toro Asset Management LLC

Stone Toro Investment Advisers LP

January 2013

I. Introduction

The Firm serves as an investment adviser to private funds, managed accounts, and nondiscretionary investment accounts (each a “Fund” and collectively the “Funds”) and as a result stands in a position of trust and confidence with respect to the Funds. Accordingly, we have a duty to act in the best interests of the Funds, investors, and clients.

Each Employee (as defined below) of the Firm is required to conduct his/her business with the highest legal and ethical standards, and in accordance with all applicable laws, rules and regulations. In order to comply with these requirements and protect the Firm's reputation for integrity, the Firm has adopted this Code of Ethics (the “Code”). The Code supplements and should be read in conjunction with the Firm's Information Barrier Policies and Procedures, the Employee Handbook and other Firm policies or procedures.

The Code codifies the following general principles which all Employees are expected to uphold:

A.	We must act in the best interests of the Funds, investors, and clients.

B.
We must comply with all applicable laws, rules and regulations of the countries in which the Firm operates or invests. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws rules and regulations. These laws include, among others, relevant sections of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and any relevant rules and regulations adopted by the Securities and Exchange Commission (“SEC”) under any of those statutes.

C.
Employees must not take any inappropriate advantage of their positions at the Firm. Service to the Firm should never be subordinated to personal gain or advantage. Conflicts of interest, to the extent possible, should be avoided.

D.
All personal securities transactions must be conducted in a manner consistent with the Code and must avoid any actual or potential conflicts of interest, or any abuse of an Employee's position of trust and responsibility,

E.	Information concerning the identity of securities and the financial circumstances of the Funds and their investors must be kept confidential.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm's reputation and instill in our employees the Firm's commitment to honesty, integrity and professionalism. All Employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth below.

Any violation of the Code by any Employee or members of an Employee's Family (as defined below) may result in dismissal suspension with or without pay, or other disciplinary sanctions against the Employee, regardless of whether or not the violation of the Code also constitutes a violation of law. In situations where a violation of the Code might also constitute a violation of applicable law ( such as trading while in possession of, or tipping on the basis of, material non-public information) penalties might include civil or criminal liability, including fines, imprisonment, disgorgement of profits realized or losses avoided, and other sanctions. All Employees should be aware that the Firm may initiate or cooperate in proceedings resulting in such liability.

Code of Ethics	2

Finally, the Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not shield an Employee from liability for personal trading or other conduct that violates our duty to act in the best interest of the Funds. Accordingly, the policies and procedures contained in the Code will be interpreted broadly to prevent any situation which could impugn our reputation for professionalism and integrity. It is the duty of all Employees to follow both the specific requirements and the spirit of the Code.

II. Persons and Accounts Covered by the Code

A.	Employees

The Code applies to all of the Firm's employees, which for purposes of the Code includes all of our directors, officers, partners, employees, temporary employees and any other affiliated persons designated by the CCO (which may include consultants, independent contractors and certain other persons) (each an “Employee” or “you” and collectively the “Employees” or “we”).

B.	Personal Securities Accounts and Covered Securities

The requirements and restrictions contained in the Code apply to all Covered Securities (as defined below) in any Personal Securities Account (as defined below). All Employees are required to promptly notify the CCO in writing of any change in the information previously provided to the CCO regarding any Personal Securities Account.

1. Personal Securities Accounts

The term Personal Securities Account means any securities account in which an Employee has any direct or indirect beneficial ownership.1  This policy includes the following types of accounts (including cash accounts, margin accounts, IRAs and 401(k)s, investment partnerships and hedge funds) through which securities may be traded (including those opened prior to employment with the Firm):

a) accounts in the Employee's name;

b) accounts in the name of the Employee's spouse;

c) accounts in the name of minor children, relatives or other individuals living with the Employee or for whose support the Employee is wholly or partially responsible (together with the Employee's spouse, the Employee's “Family”);

d) accounts in which the Employee or a member of the Employee's Family has a beneficial interest (including those held in the name of a nominee or custodian, other than Managed Accounts (as defined below));

e) accounts with respect to which the Employee or a member of the Employee's Family directly or indirectly controls or participates in or has the right to control or to participate in investment decisions (such as any trust or custodial accounts for which an Employee or any member of an Employee's Family acts as trustee or otherwise exercises influence or control or is a beneficiary).

1 An Employee is deemed in have “beneficial ownership” if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant Personal Securities Account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

Code of Ethics	3

2. Managed Accounts

A Managed Account (“Managed Account”) is an account in which the Employee has no direct or indirect control over investment decisions. An Employee wishing to qualify a Personal Securities Account as a Managed Account, must provide a “no discretion letter,” a form of which is attached hereto as Exhibit A, from a broker, investment adviser or account manager, as applicable, stating that (1) the applicable Employee does not participate in and is not informed about investment decisions until after such transactions are completed, or is not informed about investment decisions at any time; and (2) the broker, investment adviser or account manager, as applicable, does not and will not accept any suggestions or recommendations from the Employee with respect to any trades made in the account. A trade effected for a Managed Account in a Covered Security (as defined below) that would not have been approved in a Personal Securities Account will not be deemed to have violated the Code provided the Employee has made no such suggestion or recommendation.

3. Covered Securities

The term Covered Securities includes:

a) Equity securities (publicly or privately offered), and options or warrants on such securities;

b) Debt securities (publicly or privately offered), and options or warrants on such securities;

c) All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds or private equity funds), and interests in investment clubs.

The term Covered Securities, however, does not include the following:

a) Direct obligations of the U.S. government (e.g., treasury securities);

b) Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations2, including repurchase agreements;

c) Shares issued by money market funds;

d) Options on indices and on currencies;

e) Shares of open-ended mutual funds;

f) Shares of closed-end funds;

2 The SEC has interpreted "high quality short-term debt instrument" to mean any instrument having a maturity at issuance of less than 366 days and, which is rated one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

Code of Ethics	4

g) Shares issued by unit investment trusts;

h) Shares of Exchange Traded Funds ("ETFs");

i) Exchange Traded Notes ("ETNs"); and

j) Municipal bonds.

Any questions regarding the application of these terms should be referred to the CCO.

III. Personal Account Reporting Under the Code

A.	Initial Holdings Disclosure

Each Employee must complete an initial holdings disclosure Affirmation of Compliance consisting of a list of all Personal Securities Accounts, attached hereto as Exhibit B. In addition, you must provide Compliance with a copy of a formal holdings statement from each of your respective Personal Securities Accounts.3 Such disclosure should be made no later than 30 days after joining the Firm.

B.	Brokerage/Account Statements

After completion of the initial holdings disclosure, Employees must arrange to have their broker provide the CCO with duplicate copies of all periodic account statements, transaction confirmations and any other information reflecting account or transactional activity for all Personal Securities Accounts. Such reporting must be provided to the CCO at least quarterly. The form of Broker Notification Letter, attached hereto as Exhibit C, may be used for this purpose. Once the Broker Notification Letter has been completed, please note that the Firm may obtain duplicate statements directly from the Employee's investment firm via an electronic feed.

Finally, if an Employee beneficially owns any Covered Securities in a Personal Securities Account and those Securities do not appear on periodic account statements, transaction confirmations and any other information reflecting account or transactional activity, that Employee must provide Compliance with a quarterly transaction statement for any transactions involving such Securities. Compliance should be made aware of any such situations and will provide appropriate forms on which to provide any such reporting.

IV. Personal Securities Transactions

A.	Pre-Approval

Employees must obtain prior approval from the CCO before engaging in any Covered Securities transaction for any Personal Securities Account. Pre-approval is not necessary if the transaction is non-volitional on the part of the Employee. Non-volitional transactions include (i) acquisitions of securities through automatic investment plans, dividend reinvestment plans, stock dividends, stock splits and reverse stock splits and (ii) dispositions of securities through margin calls mandatory tenders, options expirations and bond maturations.

3 However, to the extent you are aware of certain Covered Securities that are held in Personal Securities Accounts and those Securities are not identified in your formal brokerage statements (e.g., certain hedge fund investments or other privately placed securities), you must manually itemize those Covered Securities on the tables in Question 5.

Code of Ethics	5

Approval of a Covered Securities transaction must be requested by providing the CCO a completed Securities Trading Request Form, attached hereto as Exhibit D, which includes a certification stating that the Employee requesting the approval does not have any material non-public information regarding the issuer of the covered Security.

The Firm has the right to deny approval of any securities transaction without reason and without explanation. The fact that approval for a securities transaction is granted or denied is confidential and should not be disclosed by the Employee seeking approval to anyone inside or outside the Firm4. Employees should not engage in speculation as to the reasons for the grant or denial of approval. No approvals will be granted for transactions in securities of issuers listed on the Firm's Restricted List.

Any approval granted is valid only for the specific Covered Securities transaction for which approval was requested. For example, no matter how soon after an Employee has executed an approved transaction, if the Employee wishes to effect another transaction in the same security or a different security of the same issuer, the Employee must again seek and receive approval from the CCO prior to engaging in such subsequent transaction.

Employees must seek approval for a Covered Securities transaction in a Personal Securities Account only if they have made a decision to engage in the transaction for which approval is sought. In this regard, Employees and members of an Employee's Family can only execute approved securities transactions within 24 business hours of the time approval is received. If for any reason an Employee delays the execution of a transaction for which approval is obtained beyond this time, the Employee must again seek and receive approval for the transaction from the CCO prior to engaging in the transaction.

B.	Prohibitions / Limitations on Transactions in Personal Securities Accounts

1. Violations of Code. All Employees are required to adhere to the principles and procedures set forth in the Code. Any violation of the Code by any Employee or member of an Employee's Family may result in dismissal suspension with or without pay, or other disciplinary sanctions against the Employee, whether or not the violation of the Code also constitutes a violation of law.

2. Possession of Confidential Information. If an Employee comes into possession of information that could be considered confidential or non-public after receiving approval but before execution of a trade, the Employee should refrain from executing the transaction and inform the CCO, notwithstanding the fact that approval has been obtained.

3. "Deal" or “Rumor" Securities. Employees and members of an Employee's Family may engage in a purchase or sale of Covered Securities for investment purposes only, and shall not engage in speculative or risk arbitrage-type trading. As a result, Employees and members of an Employee's Family generally may not engage in transactions involving “deal” or "rumor" securities. "Deal” or "rumor" securities, as determined by the CCO, may include securities of companies which are the subject of reports, rumors or speculation of actual or anticipated extraordinary corporate transactions or other material corporate developments (i.e. mergers or re-financings).

4 The Compliance Department may consult with other Employees, including but not limited to, your supervisor(s), a portfolio manager or trader, with regards to any transaction request.

Code of Ethics	6

4. Short-Term Trading. The short-term holding of any position, characterized by the rapid and successive purchase and sale of the same securities, is inconsistent with the Firm's policy against speculative trading by Employees. Therefore, the Firm maintains a 30-day holding period for Covered Securities. If an Employee or a member of an Employee's Family purchases a particular security, that security cannot be sold for a period of 30 days.5

5. Securities Held by the Funds. Subject to a determination by the CCO and/or a Firm Partner that there is no conflict (or apparent conflict) of interest in connection with a requested Covered Securities Transaction and the Funds' interests or activities, Employees and members of an Employee's Family may be permitted to engage in a Covered Securities transaction involving a security that is owned by the Funds provided such transaction would be consistent with the position held by the Funds. Some examples of circumstances that may create a presumption against approval of such a transaction include:

a)	the Employee requesting approval is the analyst or contact for the Funds' position in the Covered Security.

b)	the issuer is involved in a change of control transaction or other significant corporate transaction;

c)	the Firm has the ability to influence management in the issuer;

d)	the requested transaction would be within five (5) days before an anticipated material change in a Fund's position or for three (3) days following a material change in a Fund's position;

e)	the Covered Security involved is "illiquid", which may mean

(1)	the average daily volume (using a 30-day rolling basis) is less than $3 million per day;

(2)	the market capitalization of the issuer is less than $1 billion; or

(3)	the float of outstanding securities is less than $500 million;

f)	the Funds' aggregate ownership is greater than 3% of the outstanding securities of such issuer.

6. Additional Restrictions. The Firm has the right to impose requirements and restrictions in addition to those specifically set forth in the Code. Such additional requirements or restrictions may include, for example, causing an Employee to reverse, cancel, liquidate or freeze a transaction or position. The imposition of any such requirement or restriction is highly confidential and should not be disclosed by the Employee to anyone inside or outside the Firm. Employees should avoid speculation as to the reasons for the imposition of any additional requirements or restrictions.

5 Under certain circumstances, generally involving hardship, the Firm may approve a short-term trading transaction that might otherwise be inconsistent with the Firm's policy against speculative trading.

Code of Ethics	7

V. Gifts and Entertainment

In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, service, special accommodation or other items of value (collectively, “Gifts”), the Firm places restrictions on Gifts. The following specific restrictions apply:

A.	Gifts to Employees.

No Employee should receive any Gift of more than de minimis value, which for the purposes of these procedures is set at $500, from any person or entity that does or seeks to do business with, or on behalf of; the Firm or the Funds (e.g., brokers, attorneys, advisers, consultants, borrowers or clients). Employees must report to the CCO any Gift received in connection with the Employee's employment that the Employee reasonably believes exceeds the de minimis value. The CCO will keep a log of any such Gifts so reported, attached hereto as Exhibit E, and may require that any such Gift be returned to the provider.

Notwithstanding the foregoing, no Employee may receive Gifts having an aggregate value of $l00 per year from any person associated with a broker-dealer. Rules applicable to persons associated with a broker-dealer prohibit this practice.6

B.	Gifts from Employees.

No Employee may give or offer any Gift of more than de minimis value ($500) to existing investors, prospective investors, borrowers, clients or any entity that does or seeks to do business with, or on behalf of the Firm or the Funds without the prior written approval of the CCO.

C.	Entertainment

No Employee may provide or accept inappropriate, extravagant or excessive entertainment to or from an investor, prospective investor, borrower, client or any person or entity that does or seeks to do business with, or on behalf of; the Firm or the Funds. Employees may attend a business entertainment event when the person or a representative of the entity providing the entertainment is present.

If you receive an invitation for an entertainment event that you believe may be excessive, please advise the CCO in advance. The CCO will keep a log of any such entertainment so reported and may require that any such invitation for entertainment be declined or, if accepted, repaid by the Employee.

6 NASD Rule 3060 prohibits a person associated with a broker-dealer member of the NASD from making (or accepting) gifts that exceed an annual amount per person of $100.

Code of Ethics	8

D.	Cash

No Employee may give or accept cash Gifts, or cash equivalents, to or from an investor, prospective investor, borrower, client or any entity that does or seeks to do business with, or on behalf of, the Firm or the Funds.

E.	Solicited Gifts

No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm, or the Funds, does or seeks to do business.

F.	Government Officials

Employees may not give a gift or provide entertainment of any value to government officials or their families, including foreign officials, without the prior approval of the CCO.

G.	Political Contributions and Activities

As a guiding principle, the Firm and our Employees may not make political contributions for the purpose of obtaining or retaining advisory contracts with government entities or obtaining or retaining investments from government entities. The Firm and our personnel may be subject to a variety of specific state and local laws that govern our ability to make political contributions because the Firm may accept or seek advisory contracts or investments from government entities. If violated, these laws may prevent the Firm from accepting valuable advisory contracts or investments from applicable government entities. In addition, state and local laws may be complex, require the Firm to make disclosures and file reports, and vary greatly from one jurisdiction to another. While the Firm generally permits Employees to make de minimis contributions to the campaign of any candidate for whom they are permitted to vote, Employees, in particular senior management, are advised that they should contact the Legal and CCO before making any political contribution to a candidate for a state or municipal office.

In addition, the Firm permits personal political activity by Employees, provided the activities do not involve the use of Firm funds, time, equipment, supplies, facilities or other resources. When Employees participate in personal political activities, they should ensure that they are clearly acting on their own behalf and not as a representative of the Firm.

H.	Union Officials

The Department of Labor has established certain reporting requirements that apply to service providers to Taft-Hartley employee benefit funds. Those service providers, including investment advisors, must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officers, employees and agents, subject to a de minimis threshold. Accordingly, Employees must receive preapproval for gifts and entertainment provided to such persons.

I.	Referrals

Employees may not make referrals of clients to third parties, such as accountants or attorneys, in return for any expected benefit.

Code of Ethics	9

VI. Directorships and Outside Business Activities

A.	Directorships

No Employee shall serve as a director of any entity without first obtaining the approval of the CCO. Any such approval shall be based on a determination by the CCO in consultation with the Legal Department (and, in some cases, the Employee's supervisor or the Firm's senior management) that such service will be consistent with the interests of the Funds and that it can be conducted in accordance with the Information Barrier Policy. At the direction of the CCO, in its sole discretion such person may be required to resign from such directorship. Upon the commencement of employment, each Employee must notify the CCO if he or she currently serves as a director of any entity, or served in such capacity over the course of the preceding 12 months.

B.	Outside Business Activities

No Employee shall be employed by, or receive compensation from, any person or entity pursuant to a business activity outside the scope of his or her relationship with the Firm without first obtaining the approval of the CCO. Such approval, if granted, may be subject to restrictions or qualifications and is revocable at any time.

VII. Reporting Violations

Every Employee must immediately report any violation of the Code to the CCO or the Legal Department. All reports will he treated confidentially and will be investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith. The CCO will keep records of any material violation of the Code, and of any action taken as a result of the violation.

VIII. Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

A.
the Employee seeking the exception provides the CCO with a written statement (i) explaining why an exception would be appropriate and/or (ii) representing that compliance with the requirement would impose significant undue hardship on the Employee;

B.	the CCO believes that the exception would not harm the Funds, violate the general principles stated in the Code; and

C.	the Employee provides any supporting documentation that the CCO may request from the Employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under any applicable federal or state securities law.

Code of Ethics	10

IX. Administration of the Code

The CCO will oversee adherence to the Code, including, but not limited to, determining that trades by Employees and members of an Employee's Family are consistent with the requirements and restrictions set forth in the Code. The CCO may initiate inquiries on Employees regarding Covered Securities transactions. Employees are required to fully cooperate with such inquiries and any monitoring or review procedures employed by the Firm. The CCO also will maintain:

A.	A copy of the current Code that is in effect;

B.	A record of the names of Employees subject to the Code;

C.	A record of all written acknowledgements of receipt, review and understanding of the Code from each Employee;

D.	A record of all brokerage confirmations and brokerage account statements obtained from Employees;

E	A record of any decision to approve trading in Covered Securities;

F.	A record of any exception from the Code granted by the CCO and

G.	A record of any material violation of the Code and any action taken in response to such a violation.

The Firm may, upon request, allow investors in the Funds to review the Code at the Firm's offices.

X. Sanctions

Any violation of any provision of the Code may result in disciplinary action. The CCO, in consultation with the General Counsel, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement of profits, suspension, demotion or termination of employment.

XI. Acknowledgement of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each Employee must provide the Firm with a written Acknowledgement Form evidencing the fact that such Employee has received reviewed and understands the Code (i) upon the date of commencement of employment and (ii) as required by Compliance thereafter. The Acknowledgement will be provided by the CCO as an Exhibit to the Compliance Manual.

Code of Ethics	11

Exhibit A
Form of No-Discretion Letter

[LETTERHEAD OF BROKER/BANK/INVESTMENT ADVISOR]

Re: Managed Assets of [NAME OF EMPLOYEE]

Dear Compliance Officer:

This letter confirms to you our agreement with [NAME OF EMPLOYEE] regarding the management of [his/her] investment assets held in the following account(s):

[LIST NAMES AND ACCOUNT NUMBERS OF ALL ACCOUNTS] (together the “Accounts”).

I hereby confirm to you that [NAME OF EMPLOYEE] has, pursuant to a duly executed power of attorney or waiver, waived all discretionary rights in my favor with respect to [HIS/HER] Accounts, including, but not limited to, all “buy” and “sell” decisions pertaining to all stocks, bonds and other investment assets (each a “Trade”).

Accordingly, [NAME OF EMPLOYEE] does not communicate with me prior to any Trade made by me and my firm, nor does [HE/SHE] otherwise participate in any way in making such Trade. In addition, I and my firm do not and will not accept any suggestions or recommendations from [NAME OF EMPLOYEE] with respect to any Trade.

Sincerely,

Name: [INSERT]
Title: [INSERT]

cc: [NAME OF EMPLOYEE]

Code of Ethics	12

EXHIBIT B

AFFIRMATION OF COMPLIANCE
Stone Toro Asset Management LLC
Stone Toro Investment Advisers LP

The undersigned state and attests as follows:

“I understand that should I acquire material nonpublic information concerning a corporation whose shares are listed on a national securities exchange, it would be a violation of Federal Securities Laws for me to trade in any securities issued by the corporation or options or other derivative securities thereon while such information remains material and nonpublic.”

“I further understand that should I obtain material nonpublic information concerning the market in an underlying security, I may not take advantage of such knowledge by trading in the underlying security or options thereon, while such information remains material and nonpublic.  I understand that such information includes, but is not limited to, information obtained in the course of receiving execution reports and information obtained in the course of negotiating to participate in transactions of block size.”

“I further understand that should I obtain material nonpublic market or corporate information concerning a publicly traded security it would be a violation of Federal Securities Laws for me to disclose such information to another person while such information remains material and nonpublic.”

Do you have or exercise control over any securities accounts at any brokerage firms?

[ ] YES	[ ] NO

If YES, print name of brokerage firm carrying the account(s) and the account number(s):

Name:

Signature:

Date:

Please return completed form to Chief Compliance Officer at 313 Commons Way, Princeton NJ, 08540

Code of Ethics	13

Exhibit C
Broker Notification Letter

[DATE]

[NAME]
[BROKER/BANK/OTHER]
[ADDRESS]

Re: Account Nos. [NUMBERS(S)]

Dear [NAME]:

As an employee of [EMPLOYER NAME] I am required by firm policy to provide you with information related to certain securities trading accounts. Accordingly, please, arrange for [EMPLOYER NAME] to continually receive duplicate copies of all periodic account statements, transaction confirmations and any other information reflecting account or transactional activity in the above-referenced accounts. Also, please send [EMPLOYER NAME] duplicate copies of all of the new account documentation for the same accounts.

I also understand and hereby consent to the fact that [EMPLOYER NAME] may choose to receive the above information from you via an electronic feed.

Please note that I am also required by [EMPLOYER NAME] policy to obtain prior approval for all trading activity.

The above information should be sent directly to the following:

[EMPLOYER NAME]
Attn: CCO

Thank you for your assistance.

Sincerely,

[EMPLOYEE]

cc: [EMPLOYER NAME] CCO

Code of Ethics	14

Exhibit D

Securities Trading Request Form
Stone Toro Asset Management LLC
Stone Toro Investment Advisers LP

Any Employee wishing to execute a trade in a Covered Security must complete this Form and submit it to the CCO. Employees must wait for approval from Compliance before proceeding with any requested trade of a Covered Security. If approved, the Employee must affect the securities trade within 24 hours of receiving approval.

NAME:	DATE:

ACCOUNT(S) AFFECTED:

EXECUTING BROKER:

SECURITY TO BE TRADED/SYMBOL:

BUY [ ]	SELL [ ]	SHORT COVER [ ]	# OF SHARES:

APPROXIMATE DOLLAR VALUE:

HAVE YOU RECOMMENDED THAT THIS SECURITY BE BOUGHT OR SOLD FOR THE FUNDS?
YES [ ]	NO [ ]	If “yes,” please explain:

ANY OTHER RELEVANT INFORMATION ABOUT THE REQUESTED TRADE:

I CONFIRM THAT I HAVE NO MATERIAL NON-PUBLIC INFORMATION REGARDING THE ISSUER OF THE SECURITY NAMED ABOVE, NOR AM I AWARE OF ANY OTHER REASON THAT WOULD MAKE THIS TRADE ILLEGAL OR CONTRARY TO THE FIRM'S CODE OF ETHICS. IN ADDITION, AS FAR AS I AM AWARE, THE FIRM IS NOT INTENDING TO TRADE IN THE SECURITY NAMED ABOVE.

TO CONFIRM THESE STATEMENTS INITIAL HERE:

EMPLOYEE'S SIGNATURE:

COMPLIANCE: APPROVED [   ]                                     DENIED [   ]

BY:

Code of Ethics	15

FOR COMPLIANCE USE ONLY:

Is the employee requesting the trade an analyst or contact person for the industry applicable to the issuer of the security?	YES	NO

Is this security in the Funds?	YES	NO

If YES:
# of shares	; $value

Are there any other securities of the same issuer in the Funds?	YES	NO

If YES:
what securities

Is this security on the Firm's Restricted List?	YES	NO

Any other notes relevant to review of trade request:

Code of Ethics	16

Exhibit E

GIFTS and ENTERTAINMENT LOG
Stone Toro Assed Management LLC
Stone Toro Investment Advisers LP

Time Period: Quarter Ending

I have not received any Gift of more than de minimis value ($500) from any person or entity that does or seeks to do business with, or on behalf of; the Firm or the Funds (e.g., brokers, attorneys, advisers, consultants, borrowers or clients).

I have not given any Gift of more than de minimis value ($500) to existing investors, prospective investors, borrowers, clients or any entity that does or seeks to do business with, or on behalf of the Firm or the Funds without prior written approval of the CCO.

[ ]	I confirm
[ ]	I confirm except for:

Employee Name:
Date Gift Reported:
Date Gift exchange/receipt occurred:
Was the Gift given or received?
Name of outside party (i.e. client name, vendor name, etc):
Value of Gift (note if approx or exact):
Brief Description of Gift:
Approved/Rejected:

Signature:

Date:

Code of Ethics	17